Exhibit 16.1

1185 Avenue of the Americas, 38th Floor New York, NY 10036
Phone	212-381-4700
Fax	212-381-4811
Web	www.uhy-us.com

September 6, 2023

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549-7561

Re: Lion Group Holding Ltd.

Commission File Number: 001-39301

Commissioners:

We have read the statements made by Lion Group Holding Ltd. under Form 6-K dated September 6, 2023, in which we were informed of our dismissal on August 31, 2023. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Lion Group Holding Ltd. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Sincerely,

/s/ UHY LLP
UHY LLP

An Independent Member of Urbach Hacker Young International